As filed with the Securities and Exchange Commission on October 20, 2022

Registration No. 333-239072

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

(REG. NO. 333-239072)

UNDER

THE SECURITIES ACT OF 1933

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3254365
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

835 Industrial Road, Suite 600 San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

Jonathan P. Graham, Esq.

Executive Vice President, General Counsel and Secretary

ChemoCentryx, Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(Name and address of agent for service)

(805) 447-1000

(Telephone number, including area code, of agent for service)

Copies to:

Edward D. Herlihy, Esq.

Jacob A. Kling, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by ChemoCentryx, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement on Form S-3ASR (No. 333-239072), filed with the SEC on June 10, 2020.

On October 20, 2022, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 3, 2022, among Amgen Inc., a Delaware corporation (“Parent”), Carnation Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California on October 20, 2022.

CHEMOCENTRYX, INC.

By:	/s/ Jonathan P. Graham
Jonathan P. Graham
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.